Exhibit 99.1

Ingersoll Rand Delivers Fourth-Quarter EPS of $0.62

on 13 Percent Revenue Growth

•	Reported earnings per share (EPS) of $0.62 from continuing operations at mid-range of the prior guidance of $0.56 to $0.66.

•	Revenues of $3.7 billion in the fourth quarter, up 13 percent compared with 2009.

•	Operating margin of 8.4 percent improved 1.5 percentage points year-over-year driven by higher volume and gross productivity. The full-year operating margin increased by 2.2 percentage points.

•	Fourth-quarter orders increased 10 percent year-over-year excluding currency, led by upswings in industrial and commercial and residential heating, ventilation and air conditioning (HVAC).

•	Full-year 2010 EPS from continuing operations up 60 percent to $2.35 excluding $(0.12) of healthcare tax expense.

•	2011 EPS Guidance of $2.90 to $3.10.

Swords, Ireland, February 9, 2011 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, today reported that total revenues increased 13 percent for the fourth quarter of 2010 compared with the 2009 fourth quarter; orders increased approximately 10 percent excluding currency; and diluted earnings per share (EPS) from continuing operations were mid-range of the prior guidance.

The company reported net earnings of $212.1 million, or EPS of $0.62, for the fourth quarter of 2010. Fourth-quarter net income included $211.1 million, or EPS of $0.62, from continuing operations, as well as $1.0 million of after-tax income from discontinued operations. This compares with net earnings for the 2009 fourth quarter of $139.4 million, or EPS of $0.42, which included EPS of $0.38 from continuing operations and $0.04 from discontinued operations.

-more-

“During the fourth quarter we made additional progress toward reaching our long-term revenue growth and earnings objectives,” said Michael W. Lamach, chairman, president and chief executive officer of Ingersoll Rand. “Fourth-quarter revenues increased 13 percent and we leveraged these gains to improve operating earnings 38 percent compared with last year. In 2010 we continued to build a productivity-driven culture by integrating our business activities and improving our cost structures and overall efficiency. We improved our full-year operating margins more than 2 percentage points and increased continuing EPS by 60 percent. Additionally, during the year, we increased the funding of innovation to develop new products that will drive future growth.”

Additional Highlights for the 2010 Fourth Quarter

Revenues: The company’s reported revenues increased 13 percent to $3,712 million, compared with revenues of $3,281 million for the 2009 fourth quarter. Total revenues excluding currency were up 14 percent, compared with 2009. Reported U.S. revenues were up 13 percent, and revenues from international operations also increased approximately 13 percent (up 15 percent excluding currency), primarily due to strong growth in Asia.

Operating Income and Margin: Operating income for the fourth quarter was $314 million, an increase of 38 percent compared with $227 million for the 2009 fourth quarter. The fourth-quarter operating margin was 8.4 percent, an increase of 1.5 percentage points compared to an operating margin of 6.9 percent for the same period of 2009. Higher volumes and productivity drove the increase in operating profits and margins. These improvements were partially offset by higher inflation.

Interest Expense and Other Income/Expense: Interest expense of $71 million for the fourth quarter of 2010 decreased compared with $76 million in the 2009 fourth quarter, due to lower year-over-year debt balances. Other income totaled $11 million and increased by $8 million for the fourth quarter of 2010 compared with the 2009 fourth quarter, primarily due to lower currency losses.

Taxes: The company had an effective tax rate of approximately 14 percent in the fourth quarter of 2010, which was lower than the previously forecasted rate of 20 percent.

Full-Year Results

Full-year 2010 net revenues were $14,079 million, and increased 7 percent compared with reported net revenues of $13,102 million in 2009. Operating income for 2010 totaled $1,247 million, an increase of 43 percent compared with $872 million in 2009. The operating margin for 2010 was 8.9 percent and increased 2.2 percentage points compared with 2009. The operating margin increase was primarily due to higher volume and $593 million of year-over-year productivity savings.

-more-

The company reported full-year 2010 EPS of $1.89. EPS from continuing operations was $2.23 with $(0.34) of costs from discontinued operations. Full-year continuing operations includes $80 million, or EPS of $(0.17), of restructuring charges/productivity investments and $(0.12) of costs related to a healthcare-related tax item.

The company reported full-year 2009 EPS of $1.37. EPS from continuing operations was $1.47 and EPS from discontinued operations was ($0.10) .

Fourth-Quarter Business Review

The company reports the results of its businesses in four segments based on industry and market focus. The company’s four segments are: Climate Solutions, which includes the Trane commercial HVAC Systems, Hussmann and Thermo King businesses; Industrial Technologies, which includes Air and Productivity Solutions and Club Car; Residential Solutions, which includes the residential HVAC and security businesses; and Security Technologies, which includes the commercial security businesses. Segment operating margins for both 2009 and 2010 include restructuring/productivity investments.

Climate Solutions delivers energy-efficient HVAC-R solutions globally and includes Trane, which provides HVAC systems and building services, parts, support and controls for commercial buildings; Hussmann, a leader in food merchandising solutions; and Thermo King, the leader in transport temperature control solutions. Reported revenues for the fourth quarter of 2010 were $2,061 million, with operating income of $147 million. Total revenues for the fourth quarter increased 16 percent (up 16 percent excluding currency), and operating earnings increased 61 percent compared with the fourth quarter of 2009. Bookings increased 7 percent year-over-year primarily due to the commercial HVAC business.

On a year-over-year basis, total commercial HVAC revenues increased 13 percent (up 13 percent excluding currency), with a 16 percent increase in equipment and systems revenues and a 10 percent increase in parts, services and solutions. Commercial revenues, excluding currency, increased in all major geographic regions, with strong year-over-year improvements in North America and Asia. Equipment revenue in North America was up more than 10 percent, and markets appear to be recovering after reaching a cyclical bottom. Fourth-quarter bookings were up 10 percent compared with the 2009 fourth quarter, with double-digit gains in Europe and Asia.

Total Thermo King refrigerated transport revenues increased 25 percent in the fourth quarter compared with last year, with improvements in all geographic regions. Total worldwide refrigerated trailer and truck revenues increased more than 30 percent compared with last year, reflecting improved activity in both the U.S. and overseas markets. Seagoing container revenues, auxiliary power units and worldwide bus revenues also increased due to improving end-market activity.

-more-

Hussmann revenues increased 16 percent compared with the fourth quarter of 2009 due to significant improvements in the North American display case business.

Fourth-quarter segment operating margin was 7.1 percent, including $9 million of restructuring/ productivity investments, an increase of 2 percentage points compared with last year. Higher volumes, productivity actions and improved revenue mix offset the negative impact of higher commodity costs.

Industrial Technologies provides products, services and solutions to enhance customers’ productivity, energy efficiency and operations. Products include compressed air systems, tools, fluid power products, and golf and utility vehicles. Total revenues in the fourth quarter of $692 million increased approximately 17 percent (up 19 percent excluding currency) compared with the fourth quarter of 2009. Air and Productivity revenues increased 21 percent, with volume increases in all major geographic regions. Revenues in the Americas increased 17 percent compared with 2009, as industrial and commercial markets for both air compressors and tools continued to improve. Air and Productivity Solutions revenues outside the Americas increased approximately 25 percent (up 28 percent excluding currency) compared with 2009, from strong activity in Asia. Bookings increased 22 percent year-over-year with substantial gains in the Americas and Asia.

Club Car revenues increased slightly compared with the fourth quarter of 2009, as increased sales for both golf cars and aftermarket were partially offset by declines in utility vehicles. Bookings declined due to slowing demand in the North American golf market and more difficult year-over-year comparisons.

Fourth-quarter operating margin for Industrial Technologies of 13.1 percent, including $10 million of restructuring/productivity investments, increased slightly compared with 12.9 percent last year due to productivity, higher volumes from recovering industrial markets and improved pricing, partially offset by inflation, higher investment spending and unfavorable mix.

Residential Solutions includes the Trane and Schlage brands, which deliver safety, comfort and efficiency to homeowners throughout the Americas. Products, services and solutions include mechanical and electronic locks, HVAC systems, indoor air quality solutions and controls, and remote home management systems. Fourth-quarter revenues were $510 million, an increase of approximately 12 percent (up 14 percent excluding currency) compared with 2009. Bookings increased 22 percent year-over-year primarily due to substantial gains in the residential HVAC business.

Total reported residential security revenues decreased 14 percent. North American revenues declined 9 percent, primarily due to stagnant remodeling and new builder markets and inventory management actions by “big box” customers. South American revenues were down more than 40 percent, primarily due to significant negative currency translation.

Residential HVAC revenues increased 20 percent compared with 2009 with increased shipments of residential and light commercial HVAC systems. The improved sales are attributable to positive product mix in

-more-

air conditioning systems and market share gains in residential air conditioning, air handlers and furnaces. Fourth-quarter segment operating margin of 9.3 percent included $1 million of restructuring/productivity investments. Margins increased 1.8 percentage points compared with 7.5 percent recorded in 2009. The segment margin improvement was due to higher volumes and productivity gains and lower restructuring expenditures, which were partially offset by commodity price inflation and negative currency comparisons.

Security Technologies is a leading global supplier of commercial security products and services. The segment’s market-leading products include mechanical and electronic security products; biometric and access-control systems; and security and time and attendance scheduling software. Fourth-quarter revenues of $448 million declined approximately 1 percent (flat excluding currency) compared with the fourth quarter of 2009. This decrease reflects the ongoing sluggish new building activity in the United States and in Europe, and moderate improvements in the retrofit/remodeling market. Revenues in the United States were up 2 percent due to improving sales of electronic locking devices. Overall segment bookings were flat both in the Americas and overseas. Fourth-quarter operating margin improved slightly to 17.9 percent, compared with the fourth quarter of 2009. Fourth-quarter margins included $5 million of restructuring/productivity investments. The operating margin increase was due to cost reduction from productivity gains, lower restructuring spending and improved pricing, which offset lower volumes and commodity inflation.

Balance Sheet

During the fourth quarter the company made a $201 million discretionary cash contribution to its pension fund and contributed $444 million for discretionary pension funding during the second half of 2010. Year-end debt totaled approximately $3.7 billion and the company reduced total net financing by $550 million for full-year 2010. “We are continuing our focus on generating cash flow through higher earnings and managing our balance sheet,” said Lamach. “Our working capital management improved during 2010. Working capital was 2.6 percent of revenues in the fourth quarter of 2010 and was slightly above last year due to additional working capital requirements from higher than expected revenue growth. Available cash flow for the year totaled $874 million and the company is targeting to generate $1.1 billion of available cash flow in 2011.”

2011 Outlook

“The majority of Ingersoll Rand’s major end-markets continued to recover in the fourth quarter of 2010, although some challenges remain, especially in the commercial building markets in North America and Europe,” said Lamach.

Fourth-quarter orders were up approximately 10 percent, excluding currency, compared with last year. There are sustained recoveries in the worldwide industrial and refrigerated transport markets, global parts and service activity and across most of the company’s businesses in Asia. The North American commercial and

-more-

residential HVAC markets are also slowly recovering after several years of declines. However, the company faces challenges as slow activity in the U.S. and European non-residential new construction markets is expected to constrain results in the commercial security business for the first half of 2011.

Revenues for full-year 2011 are expected to be in the range of $15 to $15.3 billion, an increase of 7 to 9 percent. Full-year 2011 EPS from continuing operations are expected to be in the range of $2.90 to $3.10. The forecast also includes a tax rate of 24 percent for continuing operations and an average diluted share count for full-year 2011 of 345 million shares. Available cash flow for 2011 is expected to approximate $1.1 billion, based on projected earnings and working capital requirements.

First-quarter 2011 revenues are expected to be in the range of $3.1 to $3.2 billion, which would be an increase of approximately 6 to 9 percent compared with the first quarter of 2010. The company also expects to capture significant additional benefits from productivity programs. However, some of these benefits will be eroded by commodity inflation which accelerated sharply in the fourth quarter of 2010. EPS from continuing operations for the first quarter are expected to be in the range of $0.25 to $0.35. The first-quarter forecast also reflects a tax rate of 24 percent for continuing operations and an average diluted share count of 343 million shares.

“Our internal business fundamentals and most of our external markets improved throughout 2010. We have globally recognized brands and leading market shares in all of our key businesses,” said Lamach. “Our balance sheet is solid and improving, and we are generating significant cash. As the recovery of the world economy progresses, we will continue to invest in new products and innovation. Our 2010 achievements give us a high degree of confidence that we can continue to drive exceptional performance in 2011 and beyond.”

-more-

This news release includes “forward-looking statements,” which are any statements that are not historical facts. These forward-looking statements are based on Ingersoll Rand’s current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand’s Form 10-K for the year ended Dec. 31, 2009, in its Form 10-Q for the quarters ended March 31, 2010, June 30 2010, and Sept. 30, 2010, and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and the impact of Ingersoll Rand’s incorporation in a non-U.S. jurisdiction, such as Ireland, are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. These forward-looking statements are based on Ingersoll Rand’s current expectations and the company assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

All amounts reported within the earnings release above related to net earnings (loss), earnings (loss) from continuing operations, earnings (loss) from discontinued operations, and per share amounts are attributed to Ingersoll Rand’s ordinary shareholders.

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Hussmann®, Ingersoll Rand®, Schlage®, Thermo King® and Trane®—work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $14 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.

# # #

02/09/11

(See Accompanying Tables)

•	Condensed Income Statement

•	Segments

•	Available Cash Flow

•	Balance Sheet Metrics

Contacts:
Media:	Investors and Financial Analysts:
Misty Zelent	Joe Fimbianti
(704) 655-5324, mzelent@irco.com	(704) 655-4721, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com

-more-

Table 1

INGERSOLL-RAND PLC

Condensed Consolidated Income Statement

(In millions, except per share amounts)

UNAUDITED

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net revenues	$3,711.7	$3,281.0	$14,079.1	$13,101.8
Cost of goods sold	(2,700.8)	(2,385.4)	(10,158.5)	(9,542.2)
Selling & administrative expenses	(697.4)	(668.5)	(2,673.1)	(2,687.3)

Operating income	313.5	227.1	1,247.5	872.3
Interest expense	(70.9)	(76.3)	(283.2)	(301.6)
Other income, net	11.3	2.9	42.3	18.7

Earnings before income taxes	253.9	153.7	1,006.6	589.4
Provision for income taxes	(35.3)	(17.2)	(224.8)	(79.6)

Earnings from continuing operations	218.6	136.5	781.8	509.8
Discontinued operations, net of tax	1.0	11.3	(116.7)	(33.6)

Net earnings	219.6	147.8	665.1	476.2
Less: Net earnings attributable to noncontrolling interests	(7.5)	(8.4)	(22.9)	(24.9)

Net earnings attributable to Ingersoll-Rand plc	$212.1	$139.4	$642.2	$451.3

Amounts attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$211.1	$128.1	$758.9	$485.1
Discontinued operations	1.0	11.3	(116.7)	(33.8)

Net earnings	$212.1	$139.4	$642.2	$451.3

Diluted earnings (loss) per share attributable to Ingersoll-Rand plc common shareholders:
Continuing operations	$0.62	$0.38	$2.23	$1.47
Discontinued operations	—	0.04	(0.34)	$(0.10)

	$0.62	$0.42	$1.89	$1.37

Weighted-average number of common shares outstanding:
Diluted	343.2	335.9	339.8	329.1

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 2

INGERSOLL-RAND PLC

Business Review

(In millions, except percentages)

UNAUDITED

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Climate Solutions
Net revenues	$2,061.2	$1,779.5	$7,800.8	$7,211.2
Operating income	146.6	90.9	598.2	430.9
and as a % of Net revenues	7.1%	5.1%	7.7%	6.0%

Industrial Technologies
Net revenues	692.0	590.5	2,485.2	2,170.0
Operating income	90.7	75.9	310.4	178.5
and as a % of Net revenues	13.1%	12.9%	12.5%	8.2%

Residential Solutions
Net revenues	510.3	457.4	2,121.7	2,001.5
Operating income	47.3	34.5	181.6	122.9
and as a % of Net revenues	9.3%	7.5%	8.6%	6.1%

Security Technologies
Net revenues	448.2	453.6	1,671.4	1,719.1
Operating income	80.2	76.1	323.9	323.7
and as a % of Net revenues	17.9%	16.8%	19.4%	18.8%

Total
Net revenues	$3,711.7	$3,281.0	$14,079.1	$13,101.8
Operating income	364.8	277.4	1,414.1	1,056.0
and as a % of Net revenues	9.8%	8.5%	10.0%	8.1%

Unallocated corporate expense	(51.3)	(50.3)	(166.6)	(183.7)

Consolidated operating income	$313.5	$227.1	$1,247.5	$872.3

and as a % of Net revenues	8.4%	6.9%	8.9%	6.7%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 3

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

Year Ended Dec. 31, 2010
Cash flow from operating activities (a)	$695.4
Capital expenditures (a)	(179.9)
Discretionary pension contributions, net of tax	358.9

Available cash flow	$874.4

(a)	Includes both continuing and discontinued operations.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measure should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and cash flow.

The non-GAAP financial measure of available cash flow assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. It is the basis for performance reviews, compensation and resource allocation. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 4

INGERSOLL-RAND PLC

Balance Sheet Metrics

($ in millions)

UNAUDITED

	December 31,
	2010	2009

Net Receivables	$2,344	$2,094
Days Sales Outstanding	57.6	58.2

Net Inventory	$1,401	$1,176
Inventory Turns	7.7	8.1

Accounts Payable	$1,319	$1,065
Days Payable Outstanding	44.5	40.8

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION